Exhibit 4.2(b)

[FORM OF FIXED-TO-FIXED RESET RATE SENIOR DEBT SECURITY]

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED; THE “SPECIAL TAXATION MEASURES ACT”) (A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH 11 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A CURRENT RATE OF 15.315% (15.15% ON OR AFTER JANUARY 1, 2048) OF THE AMOUNT OF SUCH INTEREST. ANY OF THE FOREGOING STATEMENTS, INCLUDING APPLICABLE TAX RATES AND PERIODS, ARE SUBJECT TO CHANGES IN TAX LAWS AND REGULATIONS IN JAPAN AFTER THE DATE OF ISSUE OF THIS SECURITY.

[CUSIP Number]:	[ ]
[ISIN Code]:	[ ]
[Common Code]:	[ ]

No. [ ]	$[ ]

MITSUBISHI UFJ FINANCIAL GROUP, INC.

GLOBAL SECURITY

[  ]% SENIOR CALLABLE FIXED-TO-FIXED RESET RATE NOTES DUE [   ]

Mitsubishi UFJ Financial Group, Inc., a corporation (kabushiki kaisha) established under the laws of Japan (the “Company”), for value received, hereby promises to pay to [Cede & Co.], or registered assigns, on [   ] the principal sum set forth above or such other amount as is shown on the Register on [   ] in United States Dollars at the Company’s office or agency for said purpose in the Borough of Manhattan, The City of New York (or at such other office or agency as the Company shall have appointed for such purpose), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest (i) from, and including, the date of issuance hereof to, but excluding, [   ] (the “Initial Fixed Rate Period”), semi-annually in arrears on [   ] and [   ] of each year, at the fixed rate per annum set forth above (computed on the basis of [a 360-day year of twelve 30-day months]), and (ii) from, and including, [   ] (the “Reset Date”) to, but excluding, [   ] (the “Reset Fixed Rate Period”), semi-annually in arrears on [   ] and [   ] (each such interest payment date, a “Reset Rate Interest Payment Date”), at the Reset Fixed Rate as defined on the reverse of this Security (computed on the basis of [a 360-day year of twelve 30-day months]), in each case on said principal sum in like coin or currency at said office or agency from [   ] or [   ], as the case may be, next preceding the date of this Security to which interest on the Securities has been paid or duly provided for, unless the date hereof is a date to which interest on the Securities has been paid or duly provided for, in which case from the date of this Security, or unless no interest has been paid or duly provided for on the Securities, in which case from [   ], until payment of said principal sum has been made or duly provided for.

Notwithstanding the foregoing, if the date of this Security is after [5:00 p.m.], New York City time, on the day [five] Business Days immediately preceding the following [   ] or [   ], as the case may be, this Security shall bear interest from such [   ] or [   ]; provided, however, that if the Company shall default in the payment of interest due on such [   ] or [   ] (in either case, as such date is extended by the period of grace set forth in the Indenture), then this Security shall bear interest from the next preceding [   ] or [   ] to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for on this Security, from [   ]. The interest so payable on any [   ] or [   ] will be paid to the person in whose name this Security is registered at [5:00 p.m.], New York City time, on the day [five] Business Days immediately preceding such [   ] or [   ] (each, a “record date”); provided that, unless this Security is a Global Security, interest may be paid, at the option of the Company, by mailing a check therefor payable to the registered Holder entitled thereto at his last address as it appears on the Register. As used herein, “Business Day” means a day which is not a day on which banking institutions in New York City and Tokyo are authorized by law or regulation to close.

This Security is being deposited with DTC acting as depositary, and registered in the name of [Cede & Co.], a nominee of DTC. [Cede & Co.], as Holder of record of this Security, shall be entitled to receive payments of principal and interest, other than principal and interest due upon redemption. Payment of interest on this Security will be made (i) by U.S. dollar check drawn on a bank in New York City mailed to the registered Holder at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the registered Holder with a bank in New York City.

Reference is made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:
Name:
Title:

Certificate of Authentication

This is one of the Global Securities described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
Title:

REVERSE OF SECURITY

1.	General

(a) This Security is one of a duly authorized issue of debt securities of the Company, issued or to be issued pursuant to an indenture dated as of [   ] (the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon, as Trustee (herein called the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. Terms used herein not otherwise defined shall have the meaning ascribed to such term in the Indenture.

(b) The Securities will constitute direct, unconditional, unsubordinated and unsecured obligations of the Company and rank senior to all of the existing and future subordinated debt of the Company and equally in right of payment with all of the existing and future unsecured and unsubordinated debt of the Company (except for statutorily preferred exceptions) from time to time outstanding.

(c) If the date for payment of principal of, or interest on, the Securities or the date fixed for redemption of the Securities shall not be a Business Day, then payment of principal or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date for payment of principal of, or interest on, the Securities or the date fixed for redemption, and no interest shall accrue for the period from and after such date due to such postponement.

(d) Certain provisions herein are summaries of, and subject to, the detailed provisions of the Indenture.

(e) The interest rate applicable to the Securities will be reset on the Reset Date. During the Reset Fixed Rate Period, interest on the Securities shall accrue at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the Reset Determination Date (as defined below), plus [ ]% (the “Reset Fixed Rate”). Interest accrued on the Securities during the Reset Fixed Rate Period will be payable semi-annually in arrears on the Reset Rate Interest Payment Dates.

The U.S. Treasury Rate shall be determined, and the Reset Fixed Rate and the Interest Amount (as defined below) payable on each Reset Rate Interest Payment Date shall be calculated, by [The Bank of New York Mellon] as calculation agent (in such capacity together with any successor, the “Calculation Agent”).

“U.S. Treasury Rate” means, with respect to the Reset Fixed Rate Period, the rate per annum equal to:

(1) the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of one year (“Yields”) for the [five consecutive New York Business Days (as defined below)] immediately prior to the Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of [5:00 p.m.] (New York City time) on the Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant [New York Business Day], then the arithmetic average will be determined based on the Yields for the remaining [New York Business Days] during the [five New York Business Day] period described above (provided further that if the Yield is available for only [a single New York Business Day] during such [five New York Business Day] period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or

(2) if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least [a single New York Business Day] during the [five New York Business Day] period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) as of the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the last reported Yield, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) last published by the Board of Governors of the U.S. Federal Reserve System as of [5:00 p.m.] (New York City time) on the Reset Determination Date.

For purposes of determining the U.S. Treasury Rate, “New York Business Day” means a day which is not a day on which banking institutions in New York City are authorized by law or regulation to close, regardless of whether the over-the-counter market for actively traded U.S. Treasury securities is open or closed.

“Comparable Treasury Issue” means, with respect to the Reset Fixed Rate Period, the U.S. Treasury security selected by the Company (and notified to the Calculation Agent) with a maturity date on or about (but not more than [30 calendar] days before or after) the maturity date for the Securities and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year; provided, however, that the selection of the Comparable Treasury Issue shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the Paying Agent and the Holders of the Securities.

“Comparable Treasury Price” means, with respect to the Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer.

“Reference Treasury Dealer” means each of up to five banks selected by the Company (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the Paying Agent and the Holders of the Securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Company (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at [11:00 a.m.] (New York City time), on the Reset Determination Date.

“Reset Determination Date” means the second Business Day immediately preceding the Reset Date.

The Calculation Agent will, as soon as practicable after the determination of the Reset Fixed Rate, calculate the amount of interest (the “Interest Amount”) payable for the Reset Fixed Rate Period with respect to the Securities.

All determinations, calculations and quotations made or obtained for the purposes of calculating the Reset Fixed Rate and the Interest Amount, whether by the Company, its designee, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Company, the Trustee, the Calculation Agent, the Paying Agent and the Holders of the Securities.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upwards (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The Reset Fixed Rate on the Securities during the Reset Fixed Rate Period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Fixed Rate, the Interest Amount payable for the Reset Fixed Rate Period and the relevant Reset Rate Interest Payment Date with respect to the Securities to be notified to the Company, the Trustee, the Paying Agent and DTC, and such information will be notified or published to the Holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination.

2.	Additional Amounts

Subject to certain exceptions as set forth in the Indenture, all payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political sub-division of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the Holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no Additional Amounts shall be payable in relation to any withholding or deduction as set forth in the Indenture.

No additional amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code of 1986 (or any amended or successor version of such Sections), the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any agreement (including any intergovernmental agreement) entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

References to principal or interest in respect of this Security shall be deemed to include any Additional Amounts due in respect of Japanese Taxes which may be payable as set forth in this Security and the Indenture.

3.	Optional Redemption

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at the option and in the sole discretion of the Company, in whole, but not in part, on [   ], on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Securities then outstanding plus accrued and unpaid interest to (but excluding) the date fixed for redemption.

4.	Optional Tax Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at the option of the Company, in whole but not in part, at any time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Securities then outstanding (plus accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines and certifies to the Trustee prior to giving notice of redemption that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [   ], the Company is, or on the next interest payment date would be, required to pay any Additional Amounts in respect of Japanese Taxes which cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment of Additional Amounts if a payment in respect of the Securities were then due. Prior to the mailing of any notice of redemption of the Securities pursuant to the foregoing, the Company will deliver to the Trustee a certificate signed by a Responsible Officer of the Company stating that the conditions precedent to such redemption have been fulfilled and an opinion of an independent tax counsel or tax consultant of recognized standing reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders.

5.	Event of Default; Acceleration of Maturity; Waiver of Default

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the entire principal of all the Securities, and the interest accrued thereon, may be declared due and payable immediately, in the manner and with the effect, and subject to the conditions, provided in the Indenture. The Indenture provides that in certain circumstances such declaration and its consequences may be waived by the Holders of a majority in aggregate principal amount of the Securities then Outstanding and that, prior to any such declaration, such Holders may waive any past default under the Indenture and its consequences except a default in the payment of principal of or interest on any of the Securities. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Security which may be issued in exchange or substitution herefor, whether or not any notation in regard thereto is made upon this Security or such other Securities.

6.	Supplemental Indentures

The Indenture permits the Company and the Trustee, with the consent (evidenced as provided in the Indenture) of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding, to enter into supplemental indentures, from time to time and at any time, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities; provided, that no such supplemental indenture shall (a) extend the final maturity of the security or of any installment of principal of any Security, or reduce the principal amount, or reduce the rate or extend the time of payment of interest, or reduce any amount payable on redemption, or change the currency in which the principal, including any amount of original issue discount, premium, or interest on, any Security, or modify or amend the provisions for conversion of any currency into another currency, or change any of the Company’s obligations to pay any Additional Amounts, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or impair the right of any Holder to institute suit for the enforcement of any payment on any Security when due, or alter the terms on which Holders of any Security may convert or exchange senior debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the anti-dilution provisions or other similar adjustment provisions included in the terms of the Securities; or (b) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such modification of the Indenture, without the consent of the Holder of each Security so affected.

7.	Agreement with Respect to Certain Transfers of Business Under Specified Circumstances

Notwithstanding anything to the contrary in the Indenture or this Security, the Holder of each Security acknowledges, accepts, consents and agrees that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), including any such sales, assignments, transfers or conveyances made pursuant to the authority of the Deposit Insurance Corporation to represent and manage and dispose of the Company’s assets under Article 126-5 of the Deposit Insurance Act (or any successor provision thereto) with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by a Japanese court in accordance therewith if (i) the Company is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Company’s liabilities exceed, or are likely to exceed, its assets, or the Company has suspended, or is likely to suspend, payment of its obligations.

8.	Denominations; Exchange; Transfer

The Securities are issuable only as registered securities without coupons in minimum principal amounts of $[   ] and in integral multiples of $[   ] in excess thereof.

At the office or agency of the Company referred to on the face hereof or the office of the Trustee or Registrar and in the manner and subject to the limitations provided in the Indenture, Securities may be exchanged for a like aggregate principal amount of Securities of other authorized denominations.

Upon due presentment for registration of transfer of this Security at the above-mentioned office or agency of the Company or the office of the Trustee or Registrar, a new Security or Securities of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Indenture. No service charge shall be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any duty, tax or governmental charge or insurance charge that may be imposed in relation thereto.

9.	Holders to Be Treated as Owners

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Trustee or any authorized agent of the Company or the Trustee), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof and the Indenture, interest hereon and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

10.	Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or herein, or because of any Indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, executive officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

11.	Governing Law

This Security and the rights of the Holder hereof shall be governed by and construed in accordance with the laws of the State of New York.